Exhibit  No. 99

For Immediate Release

Media Contact:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Shannon Burns, Senior Investor Relations Manager
(612) 291-6126 or shannon.burns@bestbuy.com

Best Buy Fourth-Quarter Comparable Store Sales Increase 9.7 Percent

Revenue increases 21% to $8.44 billion;
Company expects Q4 earnings from continuing operations
at the high end of its range

Fourth-Quarter Revenue Summary - Fiscal 2004 (U.S. dollars in billions)
	Revenue	Revenue Gain		Comparable Store Sales Gain(1)
Continuing Operations	$8.44	21%		9.7%
Domestic	$7.60	19%		9.9%
International	$0.84	46	%(2)	7.9%

Fiscal 2004 Revenue Summary (U.S. dollars in billions)
	Revenue	Revenue Gain		Comparable Store Sales Gain(1)
Continuing Operations	$24.54	17%		7.1%
Domestic	$22.22	15%		7.4%
International	$2.32	41	%(2)	4.7%

Note: All periods presented reflect the classification of Musicland’s financial results as discontinued operations.

(1)Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition. The calculation of the comparable store sales gain excludes the impact of fluctuations in foreign currency exchange rates.

(2)The effect of changes in foreign currency exchange rates accounted for approximately half of the international segment’s revenue increase for both the fourth quarter and the fiscal year.

MINNEAPOLIS, March 4, 2004 - Best Buy Co., Inc. (NYSE: BBY) today reported a 21-percent increase in revenue from continuing operations to $8.44 billion for the Company’s fiscal 2004 fourth quarter, which ended on Feb. 28, 2004. This total compares with revenue of $6.99 billion for the Company’s fiscal 2003 fourth quarter, which ended on March 1, 2003. Drivers of the increase included a strong comparable store sales gain and the addition of 78 new stores in the past 12 months.

Comparable store sales increased 9.7 percent for the fourth quarter of fiscal 2004, higher than the Company’s guidance at the beginning of the quarter of a 6- to 8-percent gain. The Company previously reported a comparable store sales gain of 9.3 percent for the fiscal month of December.

“Customer traffic accelerated in the second half of December and sustained that pace through the rest of the quarter,” said Brad Anderson, vice chairman and chief executive officer. “Effective advertising and promotional campaigns attracted customers, and our employees followed through with great customer service. Redemption of gift cards and Reward Zone certificates brought customers back into the stores after the holiday season, and our stores were ready for them with superior assortments and improved in-stock levels compared with last year. These results complete a very strong year for the Company.”

U.S. Best Buy stores posted a fourth-quarter comparable store sales gain of 9.9 percent, reflecting increased customer traffic at existing stores and exceptional in-store execution. The nation’s largest retailer of consumer electronics said it believes it gained market share, particularly in notebook and desktop computers, digital cameras and digital televisions. Magnolia Audio Video, which operates high-end consumer electronics stores on the West Coast, reported a fourth-quarter comparable store sales gain of 3.4 percent. The Company’s Canadian stores, including both Future Shop and Best Buy stores, reported a comparable store sales gain of 7.9 percent for the fiscal fourth quarter, reflecting strong customer traffic and successful promotional campaigns.

For the 2004 fiscal year, total revenue rose 17 percent to $24.54 billion, compared with $20.95 billion for fiscal 2003. Comparable store sales increased 7.1 percent for the fiscal year.

In late February, the Company opened eight new U.S. Best Buy stores. At the end of the fiscal year, the Company operated 608 U.S. Best Buy stores, 108 Future Shop stores in Canada, 19 Canadian Best Buy stores and 22 Magnolia Audio Video stores. (For square footage and store concept information, please refer to www.BestBuy.com and click on “For Our Investors.”)

Company Expects Fourth-Quarter Earnings Solidly At The High End Of Its Range

Given the revenue results for the quarter, the Company said that it now expects fourth-quarter earnings from continuing operations to be solidly at the high end of its guidance of $1.34 to $1.39 per diluted share. For the first three quarters, the Company had earnings from continuing operations of $1.01 per diluted share; accordingly, the Company now said it estimates fiscal 2004 earnings from continuing operations solidly at the high end of its prior range of $2.35 to $2.40 per diluted share.

“We outperformed our expectations for revenue growth for the fourth quarter, driven by increased store traffic, particularly in computers,” added Darren Jackson, executive vice president - finance and chief financial officer. “Our effective promotional strategies, combined with efficiency initiatives, helped us gain market share while modestly improving our operating income rate.”

Largest Revenue Gain Comes From Home Office Product Category

The Company’s revenue mix from continuing operations, by major product category, is shown below.

	Fourth Quarter Ended		Fiscal Year Ended
Product Category	Feb. 28, 2004	March 1, 2003	Feb. 28, 2004	March 1, 2003
Consumer Electronics	38%	38%	37%	37%
Home Office	33%	32%	35%	34%
Entertainment Software	25%	25%	22%	23%
Appliances	4%	5%	6%	6%
Total	100%	100%	100%	100%

The consumer electronics category had a comparable store sales gain in the high single digits. It contributed the largest percentage of revenue for the fiscal fourth quarter, maintaining its relative position in the revenue mix. Consumers continue to increase their purchases of advanced televisions, including plasma, LCD and digital televisions. Digital cameras and accessories and digital camcorders also demonstrated outstanding revenue growth as consumers continued to migrate to digital imaging. These products led the video subcategory to a low-double-digit gain, partially offset by a slight decline in the audio subcategory.

                The home office category posted a comparable store sales gain in the mid-teens and increased in the revenue mix compared with the prior year’s fourth quarter. Comparable store sales from computers increased by the strong double digits. Consumers favored the portability of notebook computers, and they also appreciated the functionality of the desktop computer as a media server. Comparable store sales of MP3 devices showed triple-digit growth as more consumers grew to understand the convenience of those devices.

                The entertainment software category maintained its relative position in the revenue mix with a high-single-digit comparable store sales gain. Comparable store sales of both DVDs and CDs grew by the double digits, driven by compelling new releases and a deeper assortment of older titles. Top-selling DVDs included Pirates of the Caribbean, Finding Nemo, Bad Boys2 and Seabiscuit, while CDs from Outkast, Evanescence and Linkin Park were among the most popular music titles. The Company’s exclusive Rolling Stones DVD set, Four Flicks, also aided the increase in music revenue.

                The appliance category declined slightly in the revenue mix, reporting a comparable store sales gain in the mid-single digits. Revenue growth reflected an expanded assortment; strong new products, especially in front-load laundry; and a successful promotional campaign.

                Best Buy is scheduled to release its fiscal fourth-quarter earnings before the stock market opens on Wednesday, March 31. Its earnings conference call is scheduled to begin at 10 a.m. EST on March 31 and is expected to be available on its Web site both live and after the call, at www.BestBuy.com. Investors may access the call by clicking on “For Our Investors.”

Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. (NYSE: BBY) is North America’s leading specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company’s subsidiaries operate retail stores and/or Web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com), and Magnolia Audio Video (Magnoliaav.com). The Company’s subsidiaries reach consumers through approximately 750 stores in the United States and Canada.

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